Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 3rd Quarter 2018

October 18, 2018  // 10:00 am (CDT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael — Chairman and Chief Executive Officer

Craig W. Kliethermes — President and Chief Operating Officer (RLI Insurance Company)

Thomas L. Brown — Senior Vice President, Chief Financial Officer

Aaron H. Jacoby — Vice President, Corporate Development

Other Participants

Name	Affiliation

Christopher Campbell	Keefe, Bruyette & Woods, Inc.
Jeffrey Schmitt	William Blair & Company, LLC
Mark Dwelle	RBC Capital Markets LLC
Randy Binner	B. Riley FBR, Inc.

RLI CORP.

Moderator: Aaron Jacoby

October 18, 2018

10:00 a.m. (CDT)

Operator:  Good morning and welcome, ladies and gentlemen, to the RLI Corp. third-quarter earnings teleconference. At this time I would like to inform you that this conference is being recorded.

(Operator Instructions)

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain risk factors which could cause actual results to differ materially. These risk factors are listed in the Company's various SEC filings, including the annual Form 10-K, which should be reviewed carefully. The Company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing third-quarter results.

RLI management may make references during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized investment gains or losses. RLI's management believes this measure is useful in gauging core operating performance across reporting periods, but may not be comparable to other companies' definition of the operating earnings. The Form 8-K contains reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the Company's website at www.rlicorp.com.

I will now turn the conference over to RLI's Vice President, Corporate Development, Mr. Aaron Jacoby. Please go ahead, sir.

Aaron Jacoby: Thank you. Good morning to everyone. Welcome to the RLI earnings call for the third quarter of 2018.

Joining me on today's call are Jon Michael, Chairman and CEO; Craig Kliethermes, President and Chief Operating Officer; and Tom Brown, Senior Vice President, and Chief Financial Officer.

I'm going to turn the call over to Tom first to give some brief opening comments on the quarter's financial results. Then, Craig will talk about operations and market conditions. Next, we'll open the call to questions, and Jon will finish up with some closing comments. Tom?

Tom Brown: Thanks, Aaron and good morning everyone.

Last night, we reported operating earnings of $0.46 per share. Other key figures were our top line growth of 8%, a combined ratio of 96 and investment income growth of 15%. I would like to highlight a few events and trends driving these numbers.

First, from a top line perspective, our growth was driven by products across our portfolio. Our casualty segment was up 9%, property was up 14% and surety was roughly flat due to competitive pressures in energy and commercial. However, miscellaneous exhibited positive growth as a result of recent technology investments. We believe that our broad-based growth is a testament to our diversified business model. Craig will go into further detail in some product trends in a minute.

In the quarter, hurricane Florence had a $6 million net impact, which was equivalent of $0.11 per share or three combined ratio points on an overall basis. Hurricane Michael is obviously a fourth quarter event and it's too soon to discuss the financial impact.

Also impacting the quarter was $10 million of net favorable reserve development on prior accident years with each of our segments benefiting. Product contributions were fairly broad-based, with notable amounts from our umbrella products, general liability, professional liability, marine as well as modest reductions to prior year catastrophe reserves.

While the net reserve benefit was down on a quarter-only basis, from a year-to-date perspective, favorable development increased underwriting income by $35 million in 2018 compared to last year's $32 million benefit.

Despite the Florence impact, our property segment turned in a 93 combined ratio. Surety continued to shine with a 76 combined ratio, and our casualty segment reported a 101.5 combined ratio. We have spoken quite a bit in the past about the cautious approach we apply and our reserving practices when it comes to newer products as well as longer tail lines exhibiting sizable growth. This is noticeable in the casualty segment where we have realized double-digit growth during the past four quarters.

Investment income remained a strong contributor to earnings in the quarter, it was up 15% in the quarter compared to the third quarter of 2017 on a pretax basis. Our healthy operating cash flow, which stands at $163 million year-to-date and growing investment asset base allows us to continue putting new money to work in a higher yield environment, without sacrificing credit quality.

Equity earnings for Maui Jim and Prime were down modestly compared to the third quarter of 2017, but still a meaningful contributor to our overall operating earnings. Through three quarters this year, we stand at 93 combined ratio, with 11% top line growth. These are numbers to be proud of and they signal the strength of our franchise.

And with that, I'll turn it over to Craig. Craig?

Craig Kliethermes: Thanks, Tom. Good morning, everyone. As Tom mentioned, we were able to report another quarter of profitable growth despite the impact of hurricane Florence. Overall, we grew the top line 8.5%, slightly off the pace of more recent quarters. Growth continues to be driven by a combination of newer products gaining scale, underlying rate increases in select products, and organic growth in exposures.

We have invested in technology to improve ease of doing business and increased sales and marketing efforts to broaden relationships and awareness of our products. This has paid off as we continue to see growth across most of the products in our portfolio. Our consistent underwriting appetite and deep knowledge in our chosen markets provide a safe harbor to our distribution partners and customers from the irrational behavior of many competitors in the marketplace. I will provide a little more detail by segment.

In casualty, we grew top line 9% for the quarter while reporting a small underwriting loss. The underwriting loss is largely driven by our prudent approach to booking faster-growing, newer or long-tailed products. Many of the newer products that we've grown are in the casualty segment and include energy liabilities, small account binding authority, cyber liability and our reinsurance relationship with Prime. Reported losses for these newer products have been at or below our loss expectations, but it is still too early to definitively declare success. These products make up about 15% of our casualty premium and about half of the growth year-to-date. Elsewhere in casualty, both our commercial and personal umbrella businesses continue to grow at double-digit rates for the quarter and the year while generating underwriting profits. We have achieved about 5% rate increase in these products for the year. Our professional liability unit, which focuses on design and miscellaneous professionals turned in very good underwriting results and continue to grow modestly, up 3% for the quarter. Finally, top line for transportation, while up 8% year-to-date, was down 10% for the quarter, resulting from a loss of a couple of large accounts. We are still upbeat about the opportunities, given our deep knowledge and long track record of success. We continue to achieve meaningful rate increases, with rates up 8% in this business for the quarter. Our underwriters will remain disciplined and be selective as opportunities arise.

In property, we grew 14% for the quarter and reported a 93 combined ratio, despite a 16-point impact from hurricane Florence. Growth continues across all of our major products in this segment. New business submissions were up in excess of 10%, and the market continues to come to us as a reaction to more recent catastrophe activity as well as the pain being felt in the London market. Our wind rates were up about 6% for the quarter, while earthquake rates were closer to flat. From a rate level perspective, we expect that the devastating impact of last week's hurricane Michael will keep a floor under the current pricing environment. From a focus perspective, our number one priority is to help our affected customers get back on their feet as quickly as possible, and those efforts are already underway.

Our surety segment was effectively flat on the top line, while reporting a 76 combined ratio for the quarter. We're still achieving some growth in our transactional surety businesses, while the larger account driven business remains much more competitive. The improved economy has moderately increased demand for bonds, but we're still challenged by the excess capacity being put to work in this segment.

We're continuing to invest in technology, marketing and the customer experience as ways to widen our moat and add even more value to the deep customer and distribution relationships we have in surety. Overall, a respectable quarter given a few headwinds. Market conditions remain relatively stable, with a few pockets where we can get rate in excess of loss cost.

On a year-to-date basis, premium is up 11% on a 93 combined ratio, a testament to our underwriting and the strength and diversification of our product portfolio. We will continue to stay focused on the things we can control and take advantage of the opportunities as they arise. Our standard for excellence is very high at RLI. Our associates embrace the challenges we face because we are different, because we are disciplined and because we are owners. RLI will remain focused on our founding principles of acquiring great talent, sharing rewards, empowering an underwriting culture and providing exceptional customer service. Results will follow. Thank you. I'll now turn it back to Aaron who will open up for questions.

Aaron Jacoby: Thanks, Craig. We can now open the call up for Q&A.

Operator: [Operator Instructions]. Our first question will come from Randy Binner with B. Riley FBR.

Randy Binner: I had a couple. The first is on casualty. So Craig, you mentioned that you have some newer products in energy, some small account in cyber, among others, that was half the year-to-date growth and so you're being prudent there. Is that prudence reflect -- is that prudence what drove the underlying loss ratio or the accident year loss pick higher in that segment -- in the casualty segment? Because it's about – on a linked quarter basis, it's up about 2.5%, which probably stands out to people. It's actually down year-over-year, but is it those activities that's doing it or is it more on the transportation side?

Craig Kliethermes: Randy, it's Craig. So I mean transportation, I don't think we've changed our booking ratios for over about a year. So it's not necessarily transportation. But yes, a lot of that growth is coming from those products that we tend to book a little higher. Starting out, we don't really have a track record in some of those. We do the best we can looking at industry results and people's past track records to try to figure out where to set the initial booking ratio, but -- and allow that growth, as I mentioned, about half of our growth in casualty came out of those products.

Randy Binner: Okay. So is that -- as you look forward, would you kind of expect similar levels of growth in those areas?

Craig Kliethermes: Well, I mean, I can't predict the future. They're not at scale yet. So I would predict further growth, but as with any growth trajectory, you tend to -- I mean, these products have not been around like -- I mean, they've been around for a couple of years  so these aren't like products we started this year. So you're going to see a typical growth trajectory over the first 2 or 3 years where you grow at a pretty rapid pace and then things start to plateau a bit, not flat, but the rate of growth starts to slow. So we would expect the rates of growth on some of these products to start to slow over the next couple of years, I would expect.

Randy Binner: Okay. And then jumping to just on transportation, you mentioned you're getting 8% rate across the book. Is there any way for you to characterize the rate difference that the two accounts you lost got at their renewal versus what you had wanted?

Craig Kliethermes: I couldn't tell you the specifics of those. I mean, we would typically price every account at a level that we would be comfortable and someone clearly came in underneath us. And usually we don't lose accounts, just so that you know, by a small amount. I mean, our customer service and our knowledge in that space, our claims handling, I think people were willing to pay a difference in that space for us. So people are not beating us by 5%, 10%, even 15%. A lot of times when we lose those accounts, we lose them by 20%, 25%. So -- and it's not one carrier, it's multiple competition in that space.

Operator: We'll now take our next question from Christopher Campbell with KBW.

Chris Campbell: I guess, my first question is kind of on the premium growth mix. How much of the property and casualty growth is rates versus exposure? And then I guess kind of where are you seeing the largest opportunities in casualty right now?

Craig Kliethermes: Christopher, this is Craig. I mean I would say, now, this is overall, not just in casualty, but overall, probably about 1/4, 25% or so, 20%, 25% is from rate increases. And then overall, 1/3 or so of the overall businesses is new products, growth in new exposures and new products, and then the remaining part is growth in exposures of products we've been in for quite some time.

Chris Campbell: Okay. Got it. That's very helpful. I guess, the second question just kind of on the interplay between your core loss ratio trends and reserve development year-over-year. So if I look across these segments, the core loss ratio is improving year-over-year, but then reserve releases are down. I mean I get part of this can be mix, but I'm thinking if you're having -- if reserve redundancies are getting thinner because you're increasing your loss picks, then why wouldn't we see that in higher core loss ratio picks, I mean all else equal?

Craig Kliethermes: I mean, Chris, I'll answer this question and Tom might want to jump in. But the -- I mean, our information would indicate our releases have been bigger than they have been year-to-date. Certainly, for the quarter, it was a lower release than it was last year this quarter, but in aggregate, I think we're ahead of where we were last year.

Tom Brown: Chris, yes, right, I think Craig caught the tail end on it. For the year-to-date, it is up, as I mentioned earlier, at $35 million year-to-date in '18 compared to $32 million year-to-date last year. And I do think back to Craig's point, we're cautious on some of those newer products as well the longer tail, excess type products as well, as they've shown some growth.

Chris Campbell: Got it. And is that why we're seeing the lower core loss ratios year-over-year is because you guys are, like, switching the book more to excess, like raising like where you guys attach on the loss?

Craig Kliethermes: Chris, I don't think that's necessarily true. I mean we have seen some growth in our commercial and personal umbrella products, as I mentioned before, but I don't think that growth is really necessarily outpacing our overall growth in casualty. So I don't think -- there is no conscious efforts to try to move to a higher attachment point or anything like that for our book of business.

Chris Campbell: Okay. Got it. Very helpful. And then can we get some color on what's driving the large tax benefit this quarter? And then how should we think about that going forward?

Tom Brown: Chris, it's Tom Brown. I mean, the tax benefit is kind of obviously starts with the tax reform from last year, which brought it down to 21%, and then as we've had little less underwriting income, that's going to have an effect because of some of the tax-preferenced items. And we did have on the tax-preferenced items, as you get a benefit from some of the exercise of options has reduced it. So really comparatively speaking, we've got about $0.01 impact in the third quarter on results of tax reform, and I think if I recall correctly, it's about $0.13 for the 9 months year-to-date.

Chris Campbell: Okay, great. And then just one final one, if I may. So as we go into the fourth quarter, how should we be thinking about the special dividend, especially given how strong you guys have been growing in property and casualty lines? And will the dividend be lower year-over-year because you guys are going to need more capital to capitalize on the opportunities that you're seeing in the market?

Jon Michael: Like before, we -- our preference is to use our capital, but if we have excess capital that we can't deploy, we'll pay a special dividend and that's all we're going to say about that at this time.

Chris Campbell: Okay. Got it. And is there like an underwriting leverage that you're targeting, like specifically, I guess, just as your mix shifts or...

Jon Michael: It depends on the mix and what our expectations are. So no, the answer is no.

Operator: We'll now take questions from Jeff Schmitt with William Blair.

Jeff Schmitt: Question on the commercial casualty underlying loss ratio, looks to be about 70%. And other than last year, if you go look historically, it looks to be under 65%. That just seems like a big increase just for what's going on with some of those newer products and the conservative approach there. Is there -- now I know you'd spoken in the past about kind of some negative legal trends. Is there any more you can say about that or anything you're seeing on that front?

Craig Kliethermes: Jeff, this is Craig. I mean, again, we are still seeing growth in aggregate or year-to-date in transportation, which is when we did -- obviously, we had a few challenges a couple of years back. We continue to be cautious there in light of what we saw a couple of years ago. We think we're out in front of it, and we've gotten a lot of rate since then. We've done a lot of re-underwriting. Trends have been good so far, but we're more of a wait-and-see attitude in regards to that. The other product that I mentioned I think we grew is our commercial umbrella and our personal umbrella. Those are excess businesses that I think someone asked previously about and those have longer tails. And although early returns have been very favorable, given some of the trends we saw on transportation, not that we've seen those come to light in any of the other liability lines, but we're going to be a little cautious there. So -- and we typically book those fairly conservatively, or at least at a higher booking ratio.

Jeff Schmitt: Okay. And then on the transportation book, I know you'd said I think in past quarter two that it was pretty close to profitability. Is it rate increases continue at a pretty high rate? Is it achieved profitability yet or what is your outlook for that?

Craig Kliethermes: I mean, right now, we believe it's making a small underwriting profit. I mean we're hopeful -- I think our underwriters believe it's better than that. But like I said, we're going to take a wait-and-see attitude. So if our underwriters didn't think they were making money, they have zero incentive to grow it, and they wouldn't. So I think we have pretty good checks and balances there and I think we feel pretty good about where we're headed there. Certainly, the rate of 8%, we think that's ahead of loss cost trends there. So regardless of where the starting point is, there should be some improvement in whatever margin we have there.

Operator: [Operator Instructions] We'll go next to Mark Dwelle with RBC Capital Markets.

Mark Dwelle: My esteemed colleagues have taken several pounds at this, but I'm going to ask a couple more on commercial casualty. Can you just clarify the loss ratio in the quarter? Was there anything in the quarter that was sort of maybe top up of prior quarter loss picks or prior quarter reserving, or is it all confined to the loss picks you're taking just for this quarter?

Craig Kliethermes: Mark, this is Craig again. There has been no material change to any of those loss ratios over the quarter or even I don't even think for the whole year. There's been some mix changes, obviously, because the products people grow where they see the opportunities and those vary quarter to quarter and account by account. So -- but we have not made any substantial change to any of those ratios. So a lot of that has to be explained by mix.

Mark Dwelle: Okay. I appreciate that. And then second question related to the reserve releases in the quarter.

Obviously, they were favorable for all the lines on an aggregate basis, but were there any meaningful reserve additions embedded within any of those net releases?

Tom Brown: Mark, it's Tom Brown. Every quarter, every year, we're going to have some ups and some downs, but nothing of a meaningful nature that was unfavorable.

Mark Dwelle: Okay. Then I guess two other questions that are kind of catastrophe-ish related. First, I guess on Florence. How did the losses that you experienced there compare to maybe what you would have expected for a loss of that magnitude or nature? Were you a little better or little worse? I thought like it was a little better, but I'm certainly interested in your view.

Craig Kliethermes: Well, Mark, I mean storm by storm changes a lot there. Each one is unique. I mean we kind of viewed that one as more of a rain and water event, but the construction in North Carolina and South Carolina, as we knew, is not nearly the same construction as you get in Florida. So you had some roofs peel back and then the water get in and you had some water damage to the properties. But the losses overall, I think they were where we thought and about of the size that we would expect, given the size of that storm, and how long it stalled out over the area.

Mark Dwelle: Right. Okay. And then obviously, it's early on, on Michael, but I guess I would be interested in your impression. We've seen a range of industry losses put out from $4 billion to $10 billion. Do you have any sense sort of across that sort of range, whether it's a little on the lower end or a little on the higher end, at least from your perspective?

Craig Kliethermes: I mean, Mark, it's very difficult for us to estimate an industry event. We're such a small player relative to the whole industry, so I would hesitate to guess. I mean I -- and we have had over 35 claims come in so far, but they are where we would expect. There's not really been any surprises. I mean it was a very strong storm. I think some people view that as a remote area, but I think that on the west side of the storm, there was probably more damage than you would typically think because it's supposed to be the weaker side of the storm, but that's where Panama City and Panama City Beach are and there is a lot of resorts and hotels, condos and things like that there. So I think there is certainly some damage there.

Mark Dwelle: Among the claims you've seen so far, are most of them primarily in coastal-ish areas, or are you getting much in the way of claims further inland up in Georgia, the Carolinas, Virginia?

Craig Kliethermes: This is -- I will tell you we have one in Georgia that's as far north as one has been reported yet. That doesn't mean you're not going to have more. So it's still early. It's only been 8 days. So the...

Mark Dwelle: I get it. I'm just trying to get a sense of kind of what you've seen so far. I appreciate it. It would be too early for anybody to know.

Craig Kliethermes: Most of them coastal in the Panama City and Panama City Beach area so far. I mean Mexico City Beach was not a particularly large town commercially.

Operator: And if there are no further questions, I'll now turn the conference back to Mr. Jonathan Michael.

Jon Michael: Thank you again for joining us. A good quarter, 8.5% growth in the top line, combined ratio of 96, which included the effect of Florence. Florence and Michael are reminders of what we're in this business for and demonstrates the value of the insurance industry in getting businesses back in business and homeowners back in their homes. We're proud of the part that we play and that -- supporting that effort for sure. We've got people on the ground there in both areas adjusting claims and getting people back in business and back in their homes. So thank you, and we'll talk to you again next quarter.

Operator: Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1 (888) 203-1112, with an ID of 9217140. This concludes our conference for today. Thank you for participating, and have a nice day. All parties may now disconnect.

# # # # # # # # # #   E N D   # # # # # # # # # #